Exhibit 16.1

May 5, 2026

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Xiao-I Corporation
File No. 001-41631

Commissioners:

We have read the Form 6-K of Xiao-I Corporation to be filed with the Securities and Exchange Commission on or about May 5, 2026. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

Very truly yours,

/s/ Assentsure PAC

Singapore